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                     SECURITY BENEFIT LIFE INSURANCE COMPANY

                                 TOPEKA, KANSAS

                     EXTENDED GUARANTEED DEATH BENEFIT RIDER

             THIS RIDER IS ATTACHED TO AND MADE PART OF YOUR POLICY

                     POLICY  NUMBER

FOR INFORMATION RELATING TO THE FEDERAL INCOME TAX ASPECTS OF PURCHASING A POLICY, SEE "FEDERAL INCOME TAX CONSIDERATIONS' IN THE PROSPECTUS.

BENEFIT

This Policy will not lapse during the Guaranteed Period: (1) Subject to the terms of this rider; and (2) while the Insured is alive and this rider is in force; and (3) even if during the Guaranteed Period the Net Cash Surrender Value is not enough to cover the Monthly Deduction on any Monthly Payment Date.

If the Insured dies while this rider is in force the Death Benefit Proceeds will consist of: (1) the death benefit under the Policy as of the date of death; plus
(2) any additional benefits provided by rider, less any Policy Debt.

DEFINITIONS

Guaranteed Period is the period during which, if the terms of this rider are met, the Policy is guaranteed not to lapse. The length of the Guaranteed Period may be 10 to 30 Policy Years, based on the age of the Insured on the Policy Date. If the Insured is 18 to 34 years of Age on the Policy Date, the Guaranteed Period will be 30 Policy years. If the insured is 35 to 54 years of Age on the Policy Date, the Guaranteed Period will be 30 Policy years. If the insured is 35 to 54 years of Age on the Policy Date, the Guaranteed Period will be the result of 65 minus the Insured's Age on the Policy Date. If the Insured is 55 to 65 years of Age on the Policy Date, the Guaranteed Period will be 10 Policy years.

Extended Guaranteed Death Benefit Premium is the premium required to keep this rider in force. The Extended Guaranteed Death Benefit Premium is based on the Age, sex (unless unisex cost of insurance charges apply), rating class, and underwriting class of the Insured and the Specified Amount and death benefit option of the Policy. This premium is shown on page 3 of the Policy.

Policy changes  include;  (1) any increase or decrease in the Specified  Amount;
(2) any change in the death benefit option; (3) the addition or deletion of a rider; or (4) a change in the Insured's underwriting class. A Policy Change may change the Extended Guaranteed Death Benefit Guarantee Premium. An additional premium may be required upon any Policy Change to satisfy the Extended Guaranteed Death Benefit Premium Requirements. SBL will issue an Endorsement to Policy Specifications showing any change in the Extended Death Benefit Premium after a Policy Change.

EXTENDED GUARANTEED DEATH BENEFIT PREMIUM REQUIREMENTS

This rider will remain in force as long as the amount of premiums paid on the Policy less any Policy Debt and any partial withdrawals on any Monthly Payment Date is greater than or equal to an amount equal to the monthly pro rata share of the Extended Guaranteed Death Benefit Premium times the number of Policy months the Policy has been in force.

SBL will deem the Extended Guarantee Death Benefit Premium requirements to be satisfied if the Policy premiums are being applied by a waiver of premium rider and there have been no Policy changes. If any Policy Changes have been made, the amount of premium applied by a waiver of premium rider may not be enough to meet the Extended Guaranteed Death Benefit Premium Requirements and extra premiums may be required to maintain this rider in force.

NOTICE

SBL will send a written notice to the Owner at the Owner's last known address and any assignee of record if the Extended Guaranteed Death Benefit Premium Requirements are not satisfied on any Monthly Payment Date. If the premium required to cover the Extended Guaranteed Death Benefit Premium Requirements is not received by SBL within 61 days after the date the notice is mailed, this rider will cease and will no longer be in force.

EFFECTIVE DATE

This rider is effective on the Policy Date shown on page 3 of the Policy.

This rider will terminate on the earliest of:

  -   the Owner's written request;

  -   the lapse or termination of the Policy;

  - the date the Extended Guaranteed Death Benefit Requirements are not satisfied; or

  -   the expiration of the Guaranteed Period.

This rider cannot be reinstated.

GENERAL CONDITIONS

This rider is part of the Policy to which it is attached. All terms of the Policy which do not conflict with this rider's terms apply to this rider.

SBL reserves the right to make any change to the provisions of this Rider to comply with, or give the Owner the benefit of, any federal or state statute, rule or regulation. This includes, but is not limited to, requirements relating to life insurance contracts under the IRS Code or the laws of any state. SBL will provide the Owner with a copy of any such change and will also file such change with the insurance regulatory officials of the state in which the contract is delivered.

While this rider is in force, SBL may restrict the allocation of premiums and/or transfers to certain subaccounts.

                                        SECURITY BENEFIT LIFE INSURANCE COMPANY

                                        ROGER K. VIOLA
                                        Secretary